Exhibit 1

Oi S.A. - In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization, in accordance with article 12 of CVM Instruction No. 358/02, informs the market that it received a letter from Bank of America Corporation, as transcribed below:

“Dear Sir,

1               For the purposes of Article 12 of the Brazilian Securities Exchange (“CVM”) Ruling No.358, of January 3, 2002, as amended by CVM Instruction No. 568, dated September 17,2015 (“Ruling No.568”), the undersigned, Bank of America Corporation (“Bank of America”), hereby informs that on September 30, 2016, it held through various subsidiaries, shares that total 7,450,982 shares representing 4.72% of the total outstanding preferred shares issued by OI S.A. (the “Company”).

Physically Settled Stock/Derivatives
Preferred Shares	7,450,850
ADR	132
TOTAL	7,450,982
Cash Settled Stock /Derivatives
Derivatives	317,426
TOTAL	317,426

2               Bank of America further requests the Company Investors Relations Officer disclose the following information to CVM through the Occasional Periodic Information System - IPE:

Exhibit 1

(i)            Bank of America Corporation is a corporation validly existing under the laws of the State of Delaware, with the IRS Employer Identification Number is 56-0906609.  Its registered office is located at:  Bank of America Corporate Center 100 North Tryon Street, Charlotte, NC  28255 USA;

(ii)           Bank of America holds the equity positions through various subsidiaries that may acquire the securities solely for investment or client facilitation purposes; however, Bank of America does not seek a change of control or a change in the management structure of the Company;

(iii)          Bank of America has holdings totaling to 7,450,982 preferred shares;

(iv)         No debenture convertible into shares issued by the Company is held by Bank of America;

(v)          No agreement or contract regulating the exercise of the voting right or the purchase and sale of securities issued by the Company was executed by Bank of America; and

(vi)         The equity positions in the Company are held by non-resident subsidiaries of Bank of America represented by CITIBANK DTVM SA (CNPJ: 33.868.597/0001-40).

We look forward to hearing from you with regard to the request above. Please do not hesitate to contact us with any further question or comment on the above at the following contact:

Lawrence Emerson

Vice President

Global Regulatory Equity Aggregation Team-Americas

Phone:  (212) 670 - 2756

Fax:  (212) 670 - 0413

Lawrence.Emerson@bankofamerica.com

Yours faithfully,

Sarah Turner

Director
Bank of America Corporation”

Rio de Janeiro, October 4, 2016.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer